                                                                    Exhibit 99.1


                THORATEC REPORTS 17 PERCENT INCREASE IN REVENUES

            Third Consecutive Quarter of Double-Digit Revenue Growth

      (PLEASANTON, CA), July 22, 2003 -- Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that product revenues in the second quarter of 2003 increased by 17 percent over those in the second quarter of last year.

      Product sales for the quarter ended June 28, 2003 were $36.2 million versus $31.0 million in the second quarter of 2002.

      Cash earnings, which the company defines as net income before taxes and excluding merger, restructuring and other expenses, and amortization of purchased intangible assets, were $4.7 million, or $0.08 per share, versus cash earnings of $2.7 million, or $0.05 per share, in the same period a year ago. Further information is provided in a table below to reconcile cash earnings as disclosed in this press release to reported GAAP net income before taxes.

      On an as reported basis, Thoratec reported net income of $1.0 million, or $0.02 per share, compared with a loss of $556,000, or $0.01 per share, in the same period a year ago.

      "This is the third consecutive quarter in which the company experienced double-digit top line growth versus the comparable quarter. We experienced solid increases across all product lines, led by our ventricular assist device (VAD) business," noted D. Keith Grossman, president and chief executive officer of Thoratec.

      "Cardiovascular division revenues increased 19 percent over the same quarter a year ago, aided by a particularly strong quarter from our HeartMate(R) LVAS (left ventricular assist systems) that experienced a 21 percent increase in revenues. At the same time, revenues at our International Technidyne Corporation
(ITC) division grew by 12 percent over the comparable quarter," he continued.

      "The impact of our growth is also reflected in the strength of our balance sheet, as we ended the quarter with nearly $90 million in cash and investments, an increase of more than $13 million -- or 18 percent -- since the end of fiscal 2002."

      For the first six months of 2003, Thoratec reported revenues of $72.2 million, a 19 percent increase over revenues of $60.7 million in the first six months of fiscal 2002. VAD related revenues year to date are 21 percent higher than the first six months of last year.

      Cash earnings for the first half of 2003 were $10.1 million, or $0.18 per share, versus cash earnings of $3.2 million, or $0.06 per share, in the same period last year. Reported net income was $2.4 million, or $0.04 per share, versus a loss of $2.3 million, or $0.04 per share, in the first six months of fiscal 2002.

      As announced on July 18, Thoratec's ITC subsidiary has entered into an asset purchase agreement to acquire the IRMA (Immediate Response Mobile Analysis) point-of-care (POC) diagnostic system intermittent blood gas monitoring performance product line from Diametrics Medical, Inc. (OTC BB:
DMED). ITC will pay approximately $5 million and assume certain trade payables related to the assets. The acquisition is subject to a number of conditions, including approval from Diametrics shareholders, and is expected to close later this year.

      The company said the transaction is expected to be neutral to Thoratec's previous financial guidance for 2003 and neutral or slightly accretive to cash earnings in 2004. The IRMA business is currently generating approximately $5-$10 million of annual revenues.

      As was announced on July 14, the Centers for Medicare & Medicaid Services
(CMS) extended for 30 days the due date for its decision regarding coverage for LVADs (left ventricular assist devices) for Destination Therapy to allow additional time for agency clearance.

      The company said that according to CMS the extension was a result of CMS' standard review process. Thoratec noted that delays of this type are not unusual for decisions regarding major procedures and that the due dates for several other recent coverage decisions had also been extended.

      Thoratec said its discussions with CMS continue to be positive and productive. The company believes that CMS will post its decision within 30 days and it remains optimistic that CMS will issue a National Coverage Decision for LVADs for Destination Therapy.

      "A significant highlight of the quarter was the FDA granting conditional approval of the company's IDE (Investigational Device Exemption) to initiate a feasibility clinical trial in the U.S. for its HeartMate II," Grossman said. "This was a major clinical milestone for Thoratec as the HeartMate II is a next generation design for the treatment of heart failure patients. Including this study, we will have six distinct ongoing or pending clinical trials or filings for regulatory approval in our very active product pipeline."

      The HeartMate II safety and early efficacy trial will begin with seven patients at four centers and will be evaluated initially for use as a bridge to heart transplantation. The company is currently identifying prospective centers and enrollment could begin once the centers have the appropriate internal approvals -- a process that is expected to be completed during the current quarter. The company plans to utilize 30-day data from the seven patients to seek approval for an expanded study -- something it hopes can occur by the end of 2003 or early in 2004. In addition, the company is currently responding to some routine questions from regulatory authorities in the United Kingdom and hopes to initiate a separate trial for the HeartMate II there early in the fourth quarter.

      "The HeartMate II incorporates enhanced control software and other improvements based on our early clinical experience in Europe. It represents a simple and elegant design and the fact that it is equivalent in size to a D-cell battery makes it suitable for a wider range of patients, including small adults and children," said Jeffrey Nelson, president of the company's cardiovascular division.

      Nelson said that the company's European and U.S. clinical trials for the Thoratec IVAD(TM) (Implantable Ventricular Assist Device) continue to go well and that the company hopes to receive CE Mark certification, enabling sales of the device in Europe, soon.

      Thirteen patients have been enrolled in the European trial, while 16 have been implanted in the U.S. study. The company hopes to file a PMA (PreMarket Approval) Supplement seeking FDA approval later this year. The IVAD is an implantable version of the highly successful Thoratec(TM) VAD System and its smaller size, design and construction enable internal placement resulting in greater comfort, mobility and patient satisfaction. Weighing less than a pound, it is the smallest implantable pulsatile VAD device.

      "We have now accumulated more than 2,100 days in cumulative patient support with no serious device malfunctions or unanticipated adverse events. Patients have ranged in age from 16 to 71 years of age with one patient supported for approximately eight months," Nelson noted.

      Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec(R) VAD and HeartMate LVAS implanted in more than 5,800 patients suffering from heart failure. Thoratec's product line also includes the Vectra(R) vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood coagulation testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's web sites at http://www.thoratec.com or http://www.itcmed.com.

The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risk and uncertainties, including risks related to continuing analysis of the REMATCH trial data, regulatory approval processes, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, "Risk Factors," in Thoratec's 10-K for the fiscal year ended December 28, 2002, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:                Media Contact Information:
Wayne Boylston                               April Grefthen/Sheila Rasu
Chief Financial Officer                      FischerHealth, Inc.
Thoratec Corporation                         (310) 577-7870, ext. 165/151
(925) 847-8600                               agrefthen@fischerhealth.com
                                             srasu@fischerhealth.com

                     THORATEC CORPORATION AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)
                                 (in thousands)


                                                            June       December
                                                            2003         2002
                                                         ----------   ----------
ASSETS
Current Assets:
   Cash and cash equivalents                             $   57,545   $   42,044
   Short-term available-for-sale investments                     --        3,439
   Receivables, net                                          26,433       27,593
   Inventories                                               37,409       38,835
   Other current assets                                      14,318       14,699
                                                         ----------   ----------
       Total Current Assets                                 135,705      126,610

Property, plant and equipment, net                           24,808       24,715
Long-term available-for-sale investments                     31,731       30,051
Goodwill                                                     96,492       96,492
Purchased intangible assets                                 178,235      184,282
Other assets                                                  4,298        6,282
                                                         ----------   ----------
       TOTAL ASSETS                                      $  471,269   $  468,432
                                                         ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                      $    5,207   $    6,319
   Accrued expenses                                          10,543       11,111
   Accrued restructuring and other                               --        1,208
                                                         ----------   ----------
        Total Current Liabilities                            15,750       18,638

Long-term deferred tax liability and other                   73,001       75,454
                                                         ----------   ----------
        Total Liabilities                                    88,751       94,092

Shareholders' Equity                                        382,518      374,340
                                                         ----------   ----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $  471,269   $  468,432
                                                         ==========   ==========

                     THORATEC CORPORATION AND SUBSIDIARIES
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
                     (in thousands, except per share data)


                                                          Three Months Ended          Six Months Ended
                                                        ----------------------      --------------------
                                                          June          June          June        June
                                                          2003          2002          2003        2002
                                                        --------      --------      --------    --------
Product sales                                           $ 36,156      $ 31,034      $ 72,218    $ 60,673
Cost of product sales                                     14,651        13,281        29,542      26,445
                                                        --------      --------      --------    --------
Gross profit                                              21,505        17,753        42,676      34,228
                                                        --------      --------      --------    --------
Operating expenses:
  Selling, general and administrative                     11,169         9,847        21,229      18,566
  Research and development                                 6,279         6,083        12,539      12,985
  Amortization of purchased intangible assets              3,096         3,096         6,192       6,192
  Merger, restructuring and other costs                      (67)          506          (124)        827
                                                        --------      --------      --------    --------
   Total operating expenses                               20,477        19,532        39,836      38,570
                                                        --------      --------      --------    --------
Income (loss) from operations                              1,028        (1,779)        2,840      (4,342)
Interest and other income (expense) -- net                   649           854         1,160         485
                                                        --------      --------      --------    --------
Income (loss) before taxes                                 1,677          (925)        4,000      (3,857)
Income tax expense (benefit)                                 654          (369)        1,560      (1,543)
                                                        --------      --------      --------    --------
Net income (loss)                                       $  1,023      $   (556)     $  2,440    $ (2,314)
                                                        ========      ========      ========    ========

Net income (loss) per share:
   Basic                                                $   0.02      $  (0.01)     $   0.04    $  (0.04)
                                                        ========      ========      ========    ========
   Diluted                                              $   0.02      $  (0.01)     $   0.04    $  (0.04)
                                                        ========      ========      ========    ========

Shares used to compute net income (loss) per share:
   Basic                                                  55,394        56,799        55,226      56,725
   Diluted                                                56,891        56,799        56,240      56,725

           Reconciliation of Cash Earnings to Net Income Before Taxes

      This press release discloses "cash earnings" which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"). Management believes that cash earnings can be a useful measure for investors to evaluate our financial performance by providing the results of our company's primary business operations, excluding the effects of charges associated with our merger, restructuring and other activities. However, this measure should be considered in addition to, and not as a substitute, or superior to, net income before taxes or other measures of financial performance prepared in accordance with GAAP. Cash earnings has been reconciled to net income before taxes, the most directly comparable GAAP financial measure, as follows:

                                                            Three Months Ended           Six Months Ended
                                                           ----------------------     ----------------------
                                                             June          June         June          June
                                                             2003          2002         2003          2002
                                                           --------      --------     --------      --------
Net income (loss) before taxes as reported under GAAP      $  1,677      $   (925)    $  4,000      $ (3,857)

Adjustments to reconcile GAAP net income (loss) before
taxes with cash earnings:
    Amortization of purchased intangible assets               3,096         3,096        6,192         6,192
    Merger, restructuring and other costs                       (67)          506         (124)          827
                                                           --------     ---------    ----------    ---------
Cash earnings                                              $  4,706      $  2,677     $ 10,068      $  3,162
                                                           ========      ========     ========      ========

Basic and diluted cash earnings per share                  $   0.08      $   0.05     $   0.18      $   0.06
                                                           ========      ========     ========      ========